Exhibit 10.5

PIPELINE DEFICIENCY AGREEMENT

between

HOLLYFRONTIER REFINING & MARKETING LLC

and

HOLLY ENERGY PARTNERS-OPERATING, L.P.

Effective: June 3, 2016

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND INTERPRETATIONS		1

1.1	Definitions	1

1.2	Interpretation	1

ARTICLE 2 DEFICIENCY PAYMENTS		1

2.1	Third Party Throughput	1

2.2	Deficiency Notice; Deficiency Payments	2

2.3	Disputed Deficiency Notices	2

2.4	Payment of Amounts No Longer Disputed	2

2.5	Contract Quarters Independent	2

ARTICLE 3 REDUCTION AND PRORATION		3

3.1	Effect of Inability of Carrier to Accept Third Party Nominations	3

3.2	Effect of Extension of Term	3

ARTICLE 4 MISCELLANEOUS		3

4.1	Amendments and Waivers	3

4.2	Successors and Assigns	3

4.3	Severability	3

4.4	Choice of Law	3

4.5	Further Assurances	4

ARTICLE 5 GUARANTEE BY HOLLYFRONTIER		4

5.1	Payment Guaranty	4

5.2	Guaranty Absolute	4

5.3	Waiver	4

5.4	Subrogation Waiver	5

5.5	Reinstatement	5

5.6	Continuing Guaranty	5

5.7	No Duty to Pursue Others	5

i

PIPELINE DEFICIENCY AGREEMENT

THIS PIPELINE DEFICIENCY AGREEMENT (the “Agreement”) is dated as of August 8, 2016 and effective June 3, 2016 (the “Effective Date”) between HOLLYFRONTIER REFINING & MARKETING LLC, a Delaware limited liability company (“HFRM”) and HOLLY ENERGY PARTNERS-OPERATING, L.P., a Delaware limited partnership (“HEP Operating”). Each of HFRM and HEP Operating are sometimes separately referred to as a “Party” and collectively as the “Parties.”

RECITALS:

A. In connection with that certain Throughput and Deficiency Agreement dated as of June 3, 2016 (as amended from time to time, the “Throughput Agreement”) among Rocky Mountain Pipeline System LLC and Cheyenne Pipeline LLC, on the one-hand (collectively, the Carrier”), and HFRM, on the other hand, HFRM agreed to ship crude oil on the Cheyenne Pipeline that runs from Guernsey, Wyoming to Cheyenne Wyoming (the “Cheyenne Pipeline”) during the Term of the Throughput Agreement, as defined therein.

B. The Parties desire to enter into an agreement whereby HFRM agrees to make certain payments to HEP Operating in the event that the volume of crude oil shipped on the Cheyenne Pipeline by third parties unaffiliated with HFRM during the Term of the Throughput Agreement is less than the volumes assumed by the Parties in connection with the Throughput Agreement.

NOW, THEREFORE, in consideration of the covenants and obligations set forth herein, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATIONS

1.1 Definitions. Capitalized terms used throughout this Agreement and not otherwise defined herein shall have the meanings set forth on Exhibit A, or if not therein defined, in the Throughput Agreement.

1.2 Interpretation. Matters relating to the interpretation of this Agreement are set forth on Exhibit B.

ARTICLE 2

DEFICIENCY PAYMENTS

2.1 Third Party Throughput.

a. In connection with the Throughput Agreement, the Parties assumed that the average volume of Authorized Crude shipped by Third Parties through the Cheyenne Pipeline in a Contract Quarter (the “Third Party Shipments”) would meet or exceed the Assumed Third Party Volume. Subject to Section 2.1(b), in the event that the Third Party Shipments are less than the Assumed Third Party Volume (a “Deficiency”), HFRM shall pay HEP Operating an amount equal to the Deficiency multiplied by twenty cents ($0.20) (the “Deficiency Rate”) per barrel. The Deficiency Rate shall be adjusted on July 1 of each year, commencing July 1, 2018, by an amount equal to the percentage change, if any, during the immediately two (2) preceding index years, in the Federal Energy Regulation Commission Oil Pipeline Index (the “FERC Oil Pipeline Index”); provided however, that if the percentage change, if any, during the two (2) immediately preceding index years in the FERC Oil Pipeline

Index is negative, there will be no change to the Deficiency Rate. If the FERC Oil Pipeline Index is no longer published, the Parties shall negotiate in good faith to agree on a new index that gives comparable protection against inflation, and the same method of adjustment for increases in the new index shall be used to calculate increases in the Deficiency Rate. If the Parties are unable to agree, a new index will be determined in accordance with the dispute resolution provisions set forth in the Omnibus Agreement, and the same method of adjustment for increases in the new index shall be used to calculate increases in the Deficiency Rate.

b. If the volume of Authorized Crude shipped by HFRM through the Cheyenne Pipeline in any Contract Quarter exceeds the Credit Threshold Volume (the “HFRM Excess Volume”), HFRM shall receive a credit against any Deficiency Payment for such Contract Quarter in an amount equal to the HFRM Excess Volume multiplied by the Deficiency Rate (the “HFRM Excess Volume Credit”). If the HFRM Excess Volume Credit exceeds the amount of the Deficiency Payment for such Contract Quarter, such amount shall be credited against each subsequent Deficiency Payment hereunder, if any, until the HFRM Excess Volume Credit has been fully applied.

2.2 Deficiency Notice; Deficiency Payments. As soon as practicable following the end of each Contract Quarter under the Throughput Agreement, HEP Operating shall deliver to HFRM a written notice (the “Deficiency Notice”) detailing any Deficiency. The Deficiency Notice shall (a) specify in reasonable detail the nature of the Deficiency and (b) specify the approximate dollar amount that HEP Operating believes is owing by HFRM (the “Deficiency Payment”). HFRM shall pay the Deficiency Payment to HEP Operating upon the later of: (i) ten (10) days after its receipt of the Deficiency Notice and (ii) thirty (30) days following the end of the related Contract Quarter.

2.3 Disputed Deficiency Notices. If HFRM disagrees with the Deficiency Notice, then, following the payment of the undisputed portion of the Deficiency Payment to HEP Operating, if any, HFRM shall send written notice thereof regarding the disputed portion of the Deficiency Payment to HEP Operating. Thereafter, a senior officer of HFRM and a senior officer of HEP Operating shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary and shall negotiate in good faith to attempt to resolve any differences that they may have with respect to matters specified in the Deficiency Notice. During the 30-day period following the payment of the Deficiency Payment, HFRM shall have access to the working papers of HEP Operating relating to the Deficiency Notice; provided, that HFRM shall not have access to any working papers that contain individual shipper data. If such differences are not resolved within thirty (30) days following HFRM’s receipt of the Deficiency Notice, HFRM and HEP Operating shall, within forty-five (45) days following HFRM’s receipt of the Deficiency Notice, submit any and all matters which remain in dispute and which were properly included in the Deficiency Notice to dispute resolution in accordance with the Omnibus Agreement.

2.4 Payment of Amounts No Longer Disputed. If it is finally determined pursuant to this Article 2 that HFRM is required to pay any or all of the disputed portion of the Deficiency Payment, HFRM shall promptly pay such amount to HEP Operating, together with interest thereon at the Prime Rate, in immediately available funds.

2.5 Contract Quarters Independent. The fact that Third Party Shipments have exceeded or fallen short of the Assumed Third Party Volume with respect to any Contract Quarter shall not be considered in determining whether Third Party Shipments meet, exceed or fall short of the Assumed Third Party Volume with respect to any other Contract Quarter, and the amount of any such excess or shortfall shall not be counted toward or against the Assumed Third Party Volume with respect to any other Contract Quarter.

ARTICLE 3

REDUCTION AND PRORATION

3.1 Effect of Inability of Carrier to Accept Third Party Nominations. If for any period of time that a Third Party has nominated Authorized Crude for shipment, but Carrier is unable to accept the full nomination of the volume of Authorized Crude required to achieve the Assumed Third Party Volume, whether such inability is due to operational difficulties, prorationing, or an event of Force Majeure, then HFRM will be given credit by HEP Operating against the Assumed Third Party Volume under this Agreement for such period of time on a barrel-for-barrel basis for the actual volume shipped by such Third Parties, plus the volume of such nomination that Carrier did not accept.

3.2 Effect of Extension of Term. If the Term of the Throughput Agreement is extended pursuant to the provisions of Section 3.1 thereof, the Assumed Third Party Volume shall not exceed the volume deferred pursuant thereto.

ARTICLE 4

MISCELLANEOUS

4.1 Amendments and Waivers. No amendment or modification of this Agreement shall be valid unless it is in writing and signed by the Parties. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the Party against whom the waiver is sought to be enforced. No failure or delay in exercising any right hereunder, and no course of conduct, shall operate as a waiver of any provision of this Agreement. No single or partial exercise of a right hereunder shall preclude further or complete exercise of that right or any other right hereunder.

4.2 Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned without the prior written consent of HFRM (in the case of any assignment by HEP Operating) or HEP Operating (in the case of any assignment by HFRM), in each case, such consent is not to be unreasonably withheld or delayed; provided, however, that (i) HEP Operating may make such an assignment to an Affiliate of HEP Operating without HFRM’s consent, (ii) HFRM may make such an assignment to an Affiliate of HFRM without HEP Operating’s consent, and (iii) HEP Operating may make a collateral assignment of its rights hereunder and/or grant a security interest in its rights and obligations hereunder to a bona fide third party lender or debt holder, or trustee or representative for any of them, without HFRM’s consent. Any attempt to make an assignment otherwise than as permitted by the foregoing shall be null and void. The Parties agree to require their respective successors, if any, to expressly assume, in a form of agreement reasonably acceptable to the other Parties, their obligations under this Agreement.

4.3 Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

4.4 Choice of Law. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

4.5 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

ARTICLE 5

GUARANTEE BY HOLLYFRONTIER

5.1. Payment Guaranty. HollyFrontier unconditionally, absolutely, continually and irrevocably guarantees, as principal and not as surety, to HEP Operating the punctual and complete payment in full when due of all amounts due from HFRM under this Agreement (collectively, the “HFRM Payment Obligations”). HollyFrontier agrees that HEP Operating shall be entitled to enforce directly against HollyFrontier any of the HFRM Payment Obligations.

5.2. Guaranty Absolute. HollyFrontier hereby guarantees that the HFRM Payment Obligations will be paid strictly in accordance with the terms of the Agreement. The obligations of HollyFrontier under this Agreement constitute a present and continuing guaranty of payment, and not of collection or collectability. The liability of HollyFrontier under this Agreement shall be absolute, unconditional, present, continuing and irrevocable irrespective of:

(a) any assignment or other transfer of this Agreement or any of the rights thereunder of HEP Operating;

(b) any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to this Agreement;

(c) any acceptance by HEP Operating of partial payment or performance from HFRM;

(d) any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to HFRM or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding;

(e) any absence of any notice to, or knowledge of, HollyFrontier, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (i) through (iv); or

(f) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.

The obligations of HollyFrontier hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the HFRM Payment Obligations or otherwise.

5.3. Waiver. HollyFrontier hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notice relating to any of the HFRM Payment Obligations and any requirement for HEP Operating to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against HFRM, any other entity or any collateral.

5.4. Subrogation Waiver. HollyFrontier agrees that for so long as there is a current or ongoing default or breach of this Agreement by HFRM, HollyFrontier shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from HFRM for any payments made by HollyFrontier under this Article 5, and HollyFrontier hereby irrevocably waives and releases, absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery it may now have or hereafter acquire against HFRM during any period of default or breach of this Agreement by HFRM until such time as there is no current or ongoing default or breach of this Agreement by HFRM.

5.5. Reinstatement. The obligations of HollyFrontier under this Article 5 shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the HFRM Payment Obligations is rescinded or must otherwise be returned to HFRM or any other entity, upon the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation or reorganization of HFRM or such other entity, or for any other reason, all as though such payment had not been made.

5.6. Continuing Guaranty. This Article 5 is a continuing guaranty and shall (i) remain in full force and effect until the first to occur of the indefeasible payment in full of all of the HFRM Payment Obligations, (ii) be binding upon HollyFrontier, its successors and assigns and (iii) inure to the benefit of and be enforceable by HEP Operating and its respective successors, transferees and assigns.

5.7. No Duty to Pursue Others. It shall not be necessary for HEP Operating (and HollyFrontier hereby waives any rights which HollyFrontier may have to require HEP Operating), in order to enforce such payment by HollyFrontier, first to (i) institute suit or exhaust its remedies against HFRM or others liable on the HFRM Payment Obligations or any other person, (ii) enforce HEP Operating’s rights against any other guarantors of the HFRM Payment Obligations, (iii) join HFRM or any others liable on the HFRM Payment Obligations in any action seeking to enforce this Article 5, (iv) exhaust any remedies available to HEP Operating against any security which shall ever have been given to secure the HFRM Payment Obligations, or (v) resort to any other means of obtaining payment of the HFRM Payment Obligations

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement as of the date first written above to be effective as of the Effective Date.

HEP OPERATING:

Holly Energy Partners-Operating, L.P.

By:	/s/ Michael C. Jennings
Michael C. Jennings
Chief Executive Officer

HFRM:

HollyFrontier Refining & Marketing LLC

By:	/s/ George J. Damiris
George J. Damiris
Chief Executive Officer and President

ACKNOWLEDGED AND AGREED
SOLELY FOR THE PURPOSES OF ARTICLE 5:

HOLLYFRONTIER CORPORATION

By:	/s/ George J. Damiris
George J. Damiris
Chief Executive Officer and President

Exhibit A

to

Pipeline Deficiency Agreement

Definitions

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Assumed Third Party Volume” means an average of 20,000 bpd of Authorized Crude each Contract Quarter.

“Business Day” means any day other than Saturday, Sunday, or other day on which commercial banks in Dallas, Texas, are authorized or required to close under applicable laws and are actually closed. All other references in this Agreement to a certain number of days shall refer to calendar days.

“Carrier” has the meaning set forth in the Recitals.

“Cheyenne Pipeline” has the meaning set forth in the Recitals.

“Contract Quarter” means each three (3)-Month period during the Term of the Throughput Agreement, commencing on Commencement Date thereof.

“Credit Threshold Volume” means the Monthly Volume Commitment under the Throughput Agreement multiplied by three for the relevant Contract Quarter.

“Deficiency” has the meaning set forth in Section 2.1.

“Deficiency Notice” has the meaning set forth in Section 2.2.

“Deficiency Payment” has the meaning set forth in Section 2.2.

“Deficiency Rate” has the meaning set forth in Section 2.1.

“FERC Oil Pipeline Index” the meaning set forth in Section 2.1.

“HEP Operating” has the meaning set forth in the Preamble.

“HFRM” has the meaning set forth in the Preamble.

“HFRM Excess Volume” has the meaning set forth in Section 2.6.

“HFRM Excess Volume Credit” has the meaning set forth in Section 2.6.

“HFRM Payment Obligations” has the meaning set forth in Section 5.1.

“HollyFrontier” means HollyFrontier Corporation, a Delaware corporation.

“Omnibus Agreement” shall mean the Fifteenth Amended and Restated Omnibus Agreement, dated as of the date hereof, as may be further amended from time to time, by and among HollyFrontier, the other Holly Entities (as defined in the Omnibus Agreement and listed on the signature pages thereto),

Holly Energy Partners, L.P., a Delaware limited partnership, and the other Partnership Entities (as defined in the Omnibus Agreement and listed on the signature pages thereto), as the same may be amended, modified or supplemented from time to time.

“Party” and “Parties” have the meanings set forth in the Preamble.

“Prime Rate” means the prime rate per annum announced by Union Bank, N.A., or if Union Bank, N.A. no longer announces a prime rate for any reason, the prime rate per annum announced by the largest U.S. bank measured by deposits from time to time as its base rate on corporate loans, automatically fluctuating upward or downward with each announcement of such prime rate.

“Third Party” means a Person who is not an Affiliate of a Party.

“Third Party Shipments” the meaning set forth in Section 2.1.

“Throughput Agreement” has the meaning set forth in the Recitals.

Exhibit B

to

Pipeline Deficiency Agreement

Interpretation

As used in this Agreement, unless a clear contrary intention appears:

(a) any reference to the singular includes the plural and vice versa, any reference to natural persons includes legal persons and vice versa, and any reference to a gender includes the other gender;

(b) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c) any reference to Articles, Sections and Exhibits are, unless otherwise stated, references to Articles, Sections and Exhibits of or to this Agreement and references in any Section or definition to any clause means such clause of such Section or definition. The headings in this Agreement have been inserted for convenience only and shall not be taken into account in its interpretation;

(d) reference to any agreement (including this Agreement), document or instrument means such agreement, document, or instrument as amended, modified or supplemented and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement;

(e) the Exhibits hereto form an integral part of this Agreement and are equally binding therewith. Any reference to “this Agreement” shall include such Exhibits;

(f) references to a Person shall include any permitted assignee or successor to such Party in accordance with this Agreement and reference to a Person in a particular capacity excludes such Person in any other capacity;

(g) if any period is referred to in this Agreement by way of reference to a number of days, the days shall be calculated exclusively of the first and inclusively of the last day unless the last day falls on a day that is not a Business Day in which case the last day shall be the next succeeding Business Day;

(h) the use of “or” is not intended to be exclusive unless explicitly indicated otherwise;

(i) references to “$” or to “dollars” shall mean the lawful currency of the United States of America; and

(j) the words “includes,” “including,” or any derivation thereof shall mean “including without limitation” or “including, but not limited to.”